AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment is entered into this 22nd day of December, 2008 to the Employment Agreement (“Agreement”) dated the 1st day of August, 2007 by and among Westell Technologies, Inc., a Delaware corporation (the “Company”), Westell, Inc., an Illinois corporation (the “Operating Subsidiary”) and Timothy R. Pillow (“Executive”).

WHEREAS, the parties desire to amend the Agreement so as to conform with the requirements of Section 409A of the Internal Revenue Code and the regulations and administrative guidance issued thereunder (collectively, “Section 409A”);

NOW THEREFORE, In consideration of the premises, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Section 2.2(b) of the Agreement is hereby amended to read as follows:

(b)       If during the first three years of the Term, Executive’s employment is terminated either by the Company without Cause or by Executive for “Good Reason” Executive shall be entitled, upon execution of a release in the form attached as Exhibit A hereto within 30 days from the date of such termination and the expiration of any revocation period thereunder without revocation, and conditional upon Executive’s continued adherence to the post termination covenants in this Agreement, be entitled to (i) continued benefits under COBRA as it applies to the benefits provided under subparagraph (a) above for Executive and those of his dependents who were covered dependents as of the effective date of the termination (“COBRA Qualified Beneficiaries”) and (subject to the terms and conditions of the applicable benefit plans), the Company shall pay the Company portion of the required premium or contribution during the period in which the Executive is receiving severance payments from the Company or the COBRA period (whichever is shorter), in an amount which the Company was remitting on behalf of the Executive prior to his termination, except that Executive shall be required to continue to pay that portion of any premiums or contributions that the Executive was remitting prior to his termination to maintain such benefit (subject to any increases imposed by the benefit plan), and (ii) such other benefits as may be required by law or subject to the terms of any benefit or retirement plan or other arrangement that would by its terms apply to the Executive upon termination, provided that if a premium or contribution is required, Executive shall remit all required premiums and contributions in a manner required by the Company in order to continue that benefit.

2.

Section 2.4 of the Agreement and the Stock Award referred to therein are hereby amended to require that for acceleration of such Stock Award, any termination of employment by the Company without Cause must constitute a separation from service, as defined in Section 409A, and Executive must execute a release in the form attached as Exhibit A hereto within 30 days from the date of such termination.

3.	Section 3.3 of the Agreement is hereby amended to read as follows:

3.3      Termination by Company Without Cause. The Company may terminate Executive’s employment without Cause at any time upon written notice within the first three years of the Term or upon at least thirty (30) days prior written notice after the first three years of the Term. If the Company terminates Executive’s employment without Cause, Executive shall be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2(a), respectively, through the effective date of such termination, and such post termination benefits as are specified in Section 2.2(b) or 2.2(c), as applicable. If such termination occurs during the first three years of the Term, and provided such termination constitutes a separation from service, as defined in Section 409A, Executive shall also be entitled to receive as severance, upon execution of a release in the form attached as Exhibit A hereto within 30 days from the date of such termination and the expiration of any revocation period thereunder without revocation, and conditional upon Executive’s continued adherence to the post termination covenants in this Agreement,

(A)      an amount equal to one year’s Base Salary at the Base Salary rate in effect for Executive as of the effective date of the termination, payable in regular installments at the time salary would have been payable, with each payment being treated as a separate payment for purposes of Section 409A, provided, however, that such payments shall be deferred until the six-month anniversary of the date of Executive’s termination of employment to the extent deferral to such anniversary date is required to comply with the provisions of Section 409A of the Internal Revenue Code, and

(B)      a pro rata portion of Executive’s anticipated bonus under Section 2.3 for the fiscal year in which the termination occurs, the amount of which pro rata portion shall be equal to (x) the target bonus amount authorized and approved for Executive by the Company’s Compensation Committee for such fiscal year multiplied by (y) a fraction, the numerator of which is the number of days (through and including the effective date of the termination) in such fiscal year that Executive was employed by the Company, and the denominator of which is the number 365, payable in a lump sum upon the expiration of any revocation period of the release described above without revocation.

4.	Section 3.4 of the Agreement is hereby amended to read as follows:

3.4      Termination by Executive for Good Reason. Executive may resign from and terminate his employment with the Company for Good Reason (as defined herein). If Executive resigns for Good Reason, Executive shall be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2(a), respectively, through the effective date of such termination, and such post termination benefits as are specified in Section 2.2(b) or 2.2(c), as applicable. If such termination occurs during the first three years of the Term, Executive shall also be entitled to receive, as severance, upon execution of a release in the form attached as Exhibit A hereto within 30 days from the date of such termination and the expiration of any revocation period thereunder without revocation, and conditional upon Executive’s continued adherence to the post termination covenants in this Agreement,

(A)      an amount equal to one year’s Base Salary at the Base Salary rate in effect for Executive as of the effective date of the termination, payable in regular installments at the time salary would have been payable, with each payment being treated as a separate payment for purposes of Section 409A, provided, however, that such payments shall be deferred until the six-month anniversary of the date of Executive’s termination of employment to the extent deferral to such anniversary date is required to comply with the provisions of Section 409A of the Internal Revenue Code, and

(B)      a pro rata portion of Executive’s anticipated bonus under Section 2.3 for the fiscal year in which the termination occurs, the amount of which pro rata portion shall be equal to (x) the target bonus amount authorized and approved for Executive by the Company Board’s Compensation Committee for such fiscal year multiplied by (y) a fraction, the numerator of which is the number of calendar days (through and including the effective date of the termination) in such fiscal year that Executive was employed by the Company, and the denominator of which is the number 365, payable in a lump sum upon the expiration of any revocation period of the release described above without revocation.

5.	Section 3.6 of the Agreement is hereby amended to read as follows:

3.6      Termination by Executive Following Change of Control. If Executive remains employed at the time of a Change of Control that occurs within five years from the date hereof, and within twelve months following the Change of Control, either the total of Executive’s Salary and target bonus are reduced without his written consent or Executive’s primary duties and responsibilities as Chief Marketing & Strategy Officer of the Company and the Operating Subsidiary are, without his written consent, materially reduced or modified in such a way as to be qualitatively beneath the duties and responsibilities befitting of the chief marketing & strategy officer of a publicly held company of comparable size in the telecommunication industry in the United States, and if Executive resigns within six (6) months after such reduction in compensation or change in duties and responsibilities, he shall be entitled to receive (i) the Base Salary and benefits as set forth in Section 2.1 and Section 2.2(a), respectively, through the effective date of such termination, and such post termination benefits as are specified in Section 2.2(c), and (ii) upon execution of a release in the form attached as Exhibit A hereto within 30 days from the date of such termination and the expiration of any revocation period thereunder without revocation, and conditional upon Executive’s continued adherence to the post termination covenants in this Agreement,

(A)      an amount equal to one year’s Base Salary at the Base Salary rate in effect for Executive as of the effective date of the termination, payable in regular installments at the time salary would have been payable, with each payment being treated as a separate payment for purposes of Section 409A, provided, however, that such payments shall be deferred until the six-month anniversary of the date of Executive’s termination of employment to the extent deferral to such anniversary date is required to comply with the provisions of Section 409A of the Internal Revenue Code,

(B)      100% of the target bonus amount authorized and approved for Executive by the Company Board’s Compensation Committee for such fiscal year or for the prior fiscal year, if higher, payable in a lump sum upon the expiration of any revocation period of the release described above without revocation, and

(C)      if the Change of Control occurs within the first three years of the Term, the same post termination benefits as are set forth in Section 2.2(b).

6.	The following definitions in Section 6 of the Agreement are hereby amended:

“Change of Control” shall mean a change in control of either the Company or the Operating Subsidiary, which shall be deemed to exist at such time as (i) both of the following shall have occurred: (A) the members of the Penny Family shall collectively cease to be the direct or indirect “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act) of common stock of the Company or the Operating Subsidiary representing at least 30% of the voting power represented by all outstanding shares of common stock of all classes of the Company or the Operating Subsidiary, and (B) any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) other than the Penny Family becomes the direct or indirect “beneficial owner” (as defined in Rule 13 d-3 under the Exchange Act) of common stock of the Company representing greater than 30% of the total voting power represented by all outstanding shares of common stock of all classes of the Company or the Operating Company; or (ii) a merger or consolidation of the Company or the Operating Subsidiary with any other Entity shall occur in which both (A) the members of the Penny Family shall collectively cease to be the direct or indirect beneficial owners (as previously defined) of capital stock of the surviving entity representing at least 30% of the total voting power represented by all outstanding shares of the capital stock of all classes of the surviving entity, and (B) any person or group (as previously defined) other than the Penny Family becomes the direct or indirect beneficial owner (as previously defined) of capital stock of the surviving entity representing greater than 30% of the total voting power represented by all outstanding shares of the capital stock of all classes of the surviving entity; or (iii) the Board of Directors or stockholders of the Company or the Operating Subsidiary approve a plan of complete liquidation of the Company or the Operating Subsidiary or there shall occur a sale or disposition by the Company or the Operating Subsidiary of all or substantially all of their respective assets, or (iv) the Company or the Operating Subsidiary shall become insolvent, seek federal bankruptcy protection or be subject to an involuntary bankruptcy petition, provided that any of the foregoing constitutes a Change in Control as defined in Section 409A

“Good Reason” shall mean the occurrence of any of the following events: (i) a material breach by either the Company or the Operating Subsidiary of one or more of its respective covenants or obligations under this Agreement, provided that the Company or the Operating Subsidiary shall have failed to reasonably cure such breach within the applicable cure period provided hereunder, if any; (ii) Executive’s Base Salary (as it may be increased from time to time), and benefits under this Agreement are reduced without Executive’s prior written consent (unless in the case of changes in benefits other than Special Benefits, such benefits are changed for Company and Operating Subsidiary executives generally); (iii) Executive’s primary duties and responsibilities as Chief Marketing and Strategy Officer of the Company and the Operating Subsidiary are reduced so as to no longer be befitting of the Chief Marketing and Strategy Officer of a publicly held company of comparable size in the telecommunication industry in the United States; (iv) Executive is required, without his consent, to relocate his principal office to a location, or commence principally working out of another office located, more than 35 miles from the Operating Subsidiary’s principal executive offices in Aurora, Illinois; (v) the Company and the Operating Subsidiary fail at any time during the Term to maintain officer and director liability insurance coverage for their officers and directors, provided that such coverage is available at reasonable cost; and (vi) Executive taking a leave of absence from the Company as permitted by the Family and Medical Leave Act of 1993. To constitute a termination for “Good Reason”, the Executive must notify the Company within 90 days after the later of (I) the occurrence of the event constituting Good Reason, or (II) executive’s first having become aware of the occurrence of the event constituting good reason and provide the Company with at least 30 days to reasonably address and remedy the circumstances constituting “Good Reason”.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

Westell Technologies, Inc.

By:/s/ Bernard F. Sergesketter

Westell, Inc.

By:/s/ Bernard F. Sergesketter

Chief Executive Officer

By:/s/ Timothy R. Pillow

Timothy R. Pillow